Exhibit 10.26

ACCOUNTS PURCHASE AND SALE AGREEMENT

THIS ACCOUNTS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 30, 2004, is by and among Wise Alloys LLC, a Delaware limited liability company (“Seller”), and Congress Financial Corporation, a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller has requested that Purchaser enter into financing arrangements with Seller pursuant to which Seller will sell Accounts (as hereinafter defined) to Purchaser;

WHEREAS, Seller and Purchaser each intend this transaction to be a true sale of Accounts by Seller to Purchaser, providing Purchaser with the full benefits of ownership of the Accounts, and Seller and Purchaser do not intend the transactions hereunder to be characterized as a loan from Purchaser to Seller; and

WHEREAS, Purchaser is willing to agree to make such purchases on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1    DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Account” shall mean all present and future rights of Seller to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Account Debtor” shall mean Ball Corporation and its successors and assigns.

1.3 “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto

1.4 “Base Commission” shall have the meaning given to such term in Section 3.1 hereof.

1.5 “Blocked Account” shall have the meaning given to such term in Section 4.1 hereof.

1.6 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Purchaser is open for the transaction of business.

1.7 “Collections” shall mean, with respect to any Account purchased hereunder, all funds which are received by Purchaser, Seller, or Servicer from or on behalf of Account Debtor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Accounts or applied to such amounts owed by Account Debtor (including, insurance payments that Purchaser, Seller or Servicer applies in the ordinary course of its business to amounts owed in respect of such Accounts and net proceeds of sale or other disposition of repossessed goods or other collateral or property of Account Debtor or any other Person directly or indirectly liable for payment of such Accounts and available to be applied thereon).

1.8 “Contract” shall mean a contract or invoice between Seller and any Person pursuant to or under which such Person shall be obligated to make payments to Seller with respect to Accounts from time to time.

1.9 “Credit Balance” shall mean a balance in Seller’s account maintained by Purchaser hereunder in excess of the minimum amount required by Section 2.5 hereof, net of such reserves as Purchaser deems necessary in its sole discretion exercised reasonably and in good faith to allow for possible reductions in the Unpaid Balance of Accounts purchased hereunder for any reason set forth in Section 2.6 hereof or to provide for the payment of Seller’s liabilities under this Agreement.

1.10 “Credit and Collection Policies” shall mean (a) so long as Alloys or an affiliate is Servicer, Seller’s credit and collection policies and practices relating to Accounts from time to time in effect, as disclosed to and approved by Purchaser, and (b) after a Servicer Transfer Event with respect to Alloys and its affiliates as Servicer, such credit and collection policies and practices of the Servicer as are approved by Purchaser.

1.11 “Debit Balance” shall mean; a negative balance in Seller’s account maintained by Purchaser hereunder.

1.12 “Eligible Accounts” of Seller shall mean Accounts owing by Account Debtor created by Seller which as of the applicable Purchase Date are acceptable to Purchaser based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Seller or rendition of services by Seller in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any Contract related thereto with which Seller must comply in order for Account Debtor to be obligated to pay such Accounts;

(b) on the Purchase Date, such Accounts are not unpaid more than sixty (60) days after the original due date for such Accounts or more than ninety (90) days after the date of the original invoice for them;

(c) the representations and warranties contained in Sections 7.1(g), (h), and (i) hereof are true and correct with respect to such Accounts;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by Account Debtor may be conditional or contingent;

(e) the chief executive office of Account Debtor is located in the United States of America;

(f) such Accounts do not consist of progress billings (such that the obligation of Account Debtor is conditioned upon Seller’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Purchaser shall have received an agreement in writing from Account Debtor, in form and substance satisfactory to Purchaser, confirming the unconditional obligation of Account Debtor to take the goods related thereto and pay such invoice;

(g) Account Debtor has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts in excess of the amount at any time and from time to time owed by Seller to Account Debtor or claimed owed by Account Debtor shall not be deemed to be ineligible solely by virtue of this clause (g)),

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder beyond the terms set forth in clause (b) above (other than reductions in the amount payable thereon as a result of the right to return defective goods in the ordinary course of business);

(i) such Accounts, immediately prior to the time of their purchase by Purchaser, are owned by Seller free and clear of any Lien (other than (A) Liens of Working Capital Agent for itself and on behalf of Working Capital Lenders or Liens of Trustee which Liens, pursuant to the Working Capital Loan Agreement and the Indenture, respectively, shall be released on each Purchase Date with respect to the Accounts purchased on such date and (B) Liens arising solely as the result of any action taken by Purchaser);

(j) neither Account Debtor nor any officer or employee of Account Debtor is an officer, employee or agent of or affiliated with Servicer or Seller directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k) there are no bankruptcy, dissolution, liquidation, reorganization or similar proceedings or actions which are threatened or pending against Account Debtor;

(l) such Accounts are not evidenced by or arising under any instrument or chattel paper;

(m) on the Purchase Date, Account Debtor does not have Accounts unpaid more than sixty (60) days after the original due date for such Accounts or more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts owing by Account Debtor;

(n) Account Debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Seller to seek judicial enforcement in such State of payment of such Account, unless Seller has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(o) on the Purchase Date, the total indebtedness of Account Debtor to Seller does not exceed the credit limit with respect to Account Debtor as determined by Seller from time to time, to the extent such credit limit is established consistent with the current practices of Seller as of the date hereof and such credit limit is acceptable to Purchaser as determined by Purchaser in good faith (but the portion of the Accounts not in excess of such credit limit shall not be deemed to be ineligible solely by virtue of this clause (o));

(p) on the Purchase Date, Account Debtor is deemed creditworthy by Purchaser as determined by Purchaser in good faith;

(q) the purchase of such Accounts by Purchaser hereunder does not violate or conflict with any contract or applicable law; and

(r) such Accounts are Accounts as to which all amounts payable by Account Debtor with respect thereto are due and owing on or before February 15, 2005.

General criteria for Eligible Accounts may be established and revised from time to time by Purchaser in its sole discretion. Purchaser shall give Seller notice of any new or revised criteria as promptly as practicable after establishing or revising such criteria. No such new or revised criteria shall have the effect, alone or in conjunction with other provisions hereof, of giving Purchaser a claim against Seller (or assets of Seller) amounting to recourse against Seller for losses solely due to the financial inability of Account Debtor to pay upon the due date for an Account purchased hereunder.

1.13 “Event of Bankruptcy” shall mean any event described in Section 9.1(f) or (g) hereof.

1.14 “Event of Termination” shall have the meaning given to such term in Section 9.1 hereof.

1.15 “Finance” shall mean Wise Alloys Finance Corporation, a Delaware corporation, and its successors and assigns.

1.16 “Group” shall mean Wise Metals Group LLC, a Delaware limited liability company, and its successors and assigns.

1.17 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Wise Recycling, LLC, a Maryland limited liability company, (b) Group; (c) Finance, (d) Listerhill Total Maintenance Center LLC, a Delaware limited liability company, (e) Wise Warehousing, LLC, a Delaware limited liability company, (f) Wise Recycling Texas, LLC, a Delaware limited liability company; (g) Wise Recycling West, LLC, a Delaware limited liability company, and (h) any other Person that from time to time guarantees any or all of the obligations of Seller to Purchaser hereunder; each sometimes being referred to herein individually as a “Guarantor”.

1.18 “Indenture” shall mean the Indenture, dated May 5, 2004, among Group, Finance, the guarantors party thereto and Trustee with respect to the Senior Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.19 “Incentive Fee” shall have the meaning given to such term in Section 6.2 hereof.

1.20 “Initial Closing Date” shall mean the first Purchase Date hereunder.

1.21 “Liens” shall mean, any lien (statutory or other), security interest, assignment, mortgage, charge, pledge, hypothecation, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or any comparable law of any jurisdiction).

1.22 “Net Amount” of an Account shall mean (i) one hundred (100%) percent times (ii) the gross amount of such Account less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits, allowances and retainages of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.23 “Payment Account” shall have the meaning given to such term in Section 4.1 hereof.

1.24 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.25 “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.26 “Purchase Date” shall mean any date on which Purchaser purchases Accounts hereunder.

1.27 “Purchase Price” shall mean the amount determined in accordance with Section 2.4 hereof as the purchase price for an Account purchased hereunder.

1.28 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Seller: (a) all Accounts purchased hereunder; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account purchased hereunder; (c) all general intangibles of Seller related to any Account purchased hereunder; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Seller or otherwise in favor of or delivered to Seller in connection with any Account purchased hereunder; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Seller from Account Debtor, whether from the sale and lease of goods or other property, licensing of any property (including intellectual property or other general intangibles), rendition of services or from loans or advances by Seller or otherwise associated with any Accounts purchased hereunder.

1.29 “Records” shall mean all of Seller’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Accounts or Account Debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Seller with respect to the foregoing maintained with or by any other person).

1.30 “Related Assets” shall mean (a) all rights to, but not any obligations under, all related Contracts and Related Security with respect to any Accounts purchased hereunder, (b) all Records relating to any Accounts purchased hereunder, (c) all Collections in respect of, all monies due or to become due with respect to, and other proceeds of, any Accounts purchased hereunder or any other Related Assets, (d) all rights in respect of Blocked Accounts and other accounts to which Collections are sent or deposited, and all funds and investments therein; (e) to the extent not otherwise described above, all Receivables relating to any Accounts purchased hereunder; and (f) all proceeds of any of the foregoing.

1.31 “Related Security” shall mean, with respect to any Account purchased hereunder, all of Seller’s right, title and interest in and to: (a) all Contracts and supporting obligations that relate to such Account; (b) all goods (including returned goods), if any, the sale of which gave rise to such Account; (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the Contract related to such Account or otherwise; (d) all UCC financing statements covering any collateral securing payment of such Account; and (e) all guarantees, letters of credit, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the Contract related to such Account or otherwise.

1.32 “Senior Secured Notes” shall mean the 10¼% Senior Secured Notes due 2012 in the aggregate principal amount of $150,000,000 issued by Group and Finance pursuant to the Indenture (as the same now exist or may hereafter be amended, modified, exchanged, supplemented, extended, renewed, restated or replaced).

1.33 “Servicer” shall mean Alloys or any successor to Alloys as Servicer designated in accordance with this Agreement.

1.34 “Servicer Transfer Event” shall have the meaning given to such term in Section 6.2 hereof.

1.35 “Servicing Fee” shall have the meaning given to such term in Section 6.2 hereof

1.36 “Successor Notice” shall have the meaning given to such term in Section 6.3 hereof.

1.37 “Solvent” shall have the meaning given to such term in Section 7.1(m) hereof.

1.38 “Termination Date” shall mean January 1, 2005 or the date that the Termination Date shall occur pursuant to Section 10 hereof.

1.39 “Total Investment” shall mean at any time an amount equal to (a) the aggregate of amounts paid by Purchaser as the Purchase Price of Accounts purchased hereunder on and after the Initial Closing Date, minus (b) the aggregate amount of Collections received and transferred to Purchaser’s account on and after the Initial Closing Date.

1.40 “Transaction Documents” shall mean, collectively, this Agreement, any Blocked Account agreements, any UCC financing statement, continuation, amendment or termination statement filed pursuant to any of the foregoing agreements, and any and all other instruments, certificates, agreements, reports or documents delivered to Servicer or Purchaser by Seller or Servicer under or in connection with any of the foregoing agreements, as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time.

1.41 “Trustee” shall mean The Bank of New York, a New York banking corporation, as trustee under the Indenture, and its successors and assigns.

1.42 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Purchaser may otherwise determine.

1.43 “Unpaid Balance” of an Account shall mean at any time the unpaid amount thereof, excluding late payment charges, delinquency charges, and extension or collection fees.

1.44 “Working Capital Agent” shall mean Congress Financial Corporation, a Delaware corporation in its capacity as agent pursuant to the Working Capital Loan Agreement, acting for the benefit and on behalf of Working Capital Loan Lenders, and its successors and assigns (and including, without limitation, any successor, assignee or additional person at any time acting as agent for the benefit of or on behalf of it and/or Working Capital Loan Lenders).

1.45 “Working Capital Collateral Agent” shall mean Congress Financial Corporation, a Delaware corporation in its capacity as collateral agent pursuant to the Working Capital Loan

Agreement, acting for the benefit and on behalf of Working Loan Capital Lenders, and its successors and assigns (and including, without limitation, any successor, assignee or additional person at any time acting as collateral agent for the benefit of or on behalf of it and/or Working Capital Loan Lenders).

1.46 “Working Capital Financing Agreements” shall mean collectively, the Working Capital Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by Seller or any Guarantor (as such term is defined in the Working Capital Loan Agreement) or any other person with, to or in favor of Working Capital Agent or Working Capital Lenders in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured.

1.47 “Working Capital Loan Agreement” shall mean the Amended and Restated Loan Agreement, dated May 5, 2004, as amended by Amendment No. 1 to Loan and Security Agreement, dated of even date herewith, by and among Working Capital Agent, Fleet Capital Corporation, as documentation agent, Working Capital Lenders, Seller and Guarantors.

1.48 “Working Capital Loan Lenders” shall mean, collectively, Congress Financial Corporation, Fleet Capital Corporation and their respective successors and assigns (including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the indebtedness arising pursuant to the Working Capital Loan Agreement at any time); each sometimes being referred to herein individually as a “Working Capital Loan Lender”.

SECTION 2     AGREEMENT TO PURCHASE AND SELL

2.1 Agreement To Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, Seller may request that Purchaser purchase Accounts owing by Account Debtor and Related Assets, and Purchaser may in its sole discretion, exercised reasonably and in good faith, purchase such Accounts and Related Assets from Seller, from time to time on or after the Initial Closing Date, but before the Termination Date; provided, however, that no such purchase shall be made, if, after giving effect thereto, Purchaser’s Total Investment would at any time exceed $17,000,000. Except as otherwise expressly provided herein, all purchases hereunder shall be made as true sales without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of Seller set forth in this Agreement and the other Transaction Documents.

2.2 No Assumption of Obligations. Purchaser shall not have any obligation or liability with respect to any Account, any Contract related thereto or any other related purchase orders or other agreements, nor shall Purchaser be obligated to perform any of the obligations of Seller thereunder, and any such assumption is expressly disclaimed.

2.3 Purchase Procedures. Seller may request that Purchaser purchase Accounts and Related Assets on the Initial Closing Date and on each subsequent Purchase Date prior to the Termination Date by delivering to Purchaser a written purchase request, in a form satisfactory to Purchaser, not later than two (2) Business Days prior to such Purchase Date, specifying the

Accounts that Purchaser is being requested to purchase. Each such request shall be deemed to be a representation and warranty by Seller that Seller’s representations and warranties in this Agreement are true and correct on such date as if made on and as of such date (except with respect to representations and warranties that are specified to be made as of a particular date, which shall be deemed to be true and correct on and as of such specified date) and that no Event of Termination, or event which would become an Event of Termination with notice or the passage of time, shall have occurred and be continuing. On each Purchase Date for which a purchase notice is timely given, Purchaser shall purchase from Seller, without recourse (except as expressly set forth herein), all right, title and interest of Seller in and to all Accounts identified in such request which Purchaser determines are Eligible Accounts and which Purchaser has elected to purchase in its sole discretion, exercised reasonably and in good faith, together with the applicable Related Assets.

2.4 Payment of Purchase Price.

(a) The purchase price for an Account shall be determined as of the Purchase Date therefor and shall be equal to the Net Amount of such Account (the “Purchase Price”). On each Purchase Date, Purchaser shall pay to Seller the Purchase Price of each Account identified pursuant to Section 2.3 hereof to be purchased on such date, less (i) the Base Commission (as hereinafter defined) and (ii) the Administrative Fee (as hereinafter defined) by crediting such amount to Seller’s account maintained by Purchaser.

(b) Upon payment of the Purchase Price for any Accounts and Related Assets, (i) the Liens of Working Capital Collateral Agent and Trustee on such Accounts and Related Assets shall be released (automatically and without any further action), and (ii) Seller shall have sold and conveyed, and Purchaser shall have purchased, all of Seller’s right, title and interest in and to such Accounts and Related Assets, and ownership of and title to such Accounts and Related Assets shall be transferred to Purchaser.

2.5 Seller’s Account. Purchaser shall maintain one or more accounts on its books on which are recorded the purchase of Accounts hereunder, Collections in respect thereof, and all other appropriate debits and credits as provided in this Agreement, including Base Commissions, interest, costs, and expenses. All entries in such accounts shall be made in accordance with Purchaser’s customary practices as in effect from time to time. Seller shall at all times maintain a balance in Seller’s account maintained with Purchaser equal to fifteen (15%) percent of the Total Investment, provided that Seller shall have three (3) Business Days after notice from Purchaser to cure any breach of this requirement, subject to the requirements of Section 2.8 hereof.

2.6 Debits to Seller’s Account; Repurchase of Accounts.

(a) If any representation or warranty set forth in Section 7.1(g) or 7.1(h) hereof was not true when made, or shall cease to be true (other than as a result of Account Debtor’s financial inability to pay upon the due date for an Account purchased hereunder), with respect to any Account purchased hereunder, Purchaser shall debit Seller’s account for the Unpaid Balance of such Account, and Seller shall, immediately upon Purchaser’s demand, pay to Purchaser the Unpaid Balance of such Account in the same manner as applies to the elimination of a Debit Balance under Section 2.8 hereof.

(b) If the Unpaid Balance of any Account purchased hereunder is reduced or is subject to reduction on account of (i) any discount, rebate, refund, or allowance not originally included in calculating the Purchase Price of such Account, (ii) any claim or dispute of any kind with Account Debtor (whether or not related to such Account), other than a claim or dispute arising solely from Account Debtor’s financial inability to pay upon the due date for an Account purchased hereunder, (iii) any return or rejection of goods or services, (iv) any adjustment thereof by the Servicer or Purchaser in accordance with this Agreement, or (v) any other reason except payment, Account Debtor’s financial inability to pay upon the due date for an Account purchased hereunder or an Event of Bankruptcy, then Purchaser shall debit Seller’s account with Purchaser for the amount by which the Unpaid Balance is reduced or subject to reduction (as determined by Purchaser).

(c) No debit to Seller’s account pursuant to this Section shall be deemed to have effected a reconveyance of any Account to Seller unless and until Seller has either (i) paid to Purchaser in cash the Unpaid Balance of such Account or (ii) assigned to Purchaser another Eligible Account (as determined by Purchaser in its sole discretion exercised reasonably and in good faith) the Unpaid Balance of which is at least equal to the Unpaid Balance of the Account to be reconveyed.

2.7 Availability of Credit Balance; Interest on Credit Balance. At the request of Seller from time to time, and from time to time at Purchaser’s option, Purchaser shall remit to Seller any Credit Balance. Such remittances shall be made (a) on the same Business Day if the request of Seller is received prior to 11:00 a.m. New York City time, or on the next Business Day if such request is received after such time and (b) to a deposit account designated in writing by Seller. As of the last day of each month, Purchaser shall pay interest to Seller on the average daily Credit Balance (if any) during such month, at a rate per annum equal to the Prime Rate minus three (3%) percent. Such interest shall be paid by crediting the amount thereof to Seller’s account with Purchaser.

2.8 Payment of Debit Balance. If on any day a Debit Balance exists in Seller’s account with Purchaser, then Seller shall immediately upon Purchaser’s demand, eliminate such Debit Balance by a payment to Purchaser in immediately available funds. Seller shall pay interest on any Debit Balance from the date it arises until fully eliminated at a rate per annum equal to the Prime Rate plus six (6%) percent. Accrued interest on a Debit Balance shall be payable on demand.

2.9 Statements. Purchaser shall render to Seller each month a statement setting forth in reasonable detail the balance in Seller’s account maintained by Purchaser pursuant to the provisions of this Agreement. Each such statement shall be subject to subsequent adjustment by Purchaser but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Seller and conclusively binding upon Seller as an account stated except to the extent that Purchaser receives a written notice from Seller of any specific exceptions of Seller thereto within thirty (30) days after the date such statement has been mailed by Purchaser. Until such time as Purchaser shall have rendered to Seller a written statement as provided above, the balance in Seller’s account) shall be presumptive evidence of the amounts due and owing between Purchaser and Seller.

2.10 True Sales; Security Interests. Purchaser and Seller intend the transfers of Accounts hereunder to be true sales by Seller to Purchaser that are absolute and irrevocable and that provide Purchaser with the full benefits of ownership of the Accounts and the Related Assets, and neither Purchaser nor Seller intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Purchaser to Seller. It is not the intention of the parties hereto that the conveyance of the Accounts and Related Assets be deemed a grant of a security interest in the Accounts and Related Assets by Seller to Purchaser to secure a debt or other obligation of Seller. However, in the event that, notwithstanding the intent of the parties, any Accounts and Related Assets are property of Seller’s estate, then (a) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (b) the conveyance by Seller provided for in this Agreement shall be deemed to be a grant by Seller to Purchaser of, and Seller hereby grants to Purchaser, a security interest in and to all of Seller’s right, title and interest in, to and under the Accounts and Related Assets to secure (i) the enforcement of the rights of Purchaser and its assigns hereunder and (ii) the repayment of a loan by Purchaser to Seller in the amount of the related Purchase Price of the assets sold by Seller to Purchaser, together with all interest, Base Commissions, fees, charges and other sums due from Seller to Purchaser hereunder or under any other Transaction Document. Purchaser and Seller shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Accounts and Related Assets, such security interest would be deemed to be a perfected security interest of first priority in favor of Purchaser under applicable law and will be maintained as such throughout the term of this Agreement. Purchaser and Seller shall record and carry as sales on their respective books the transfers of Accounts hereunder.

SECTION 3    COMMISSIONS AND EXPENSES

3.1 Commissions and Fees.

(a) For Purchaser’s services hereunder, Purchaser shall receive from Seller a commission with respect to each Account purchased hereunder (the “Base Commission”) at a rate equal to 1.3333% of the portion of the Purchase Price of such Account credited to Seller’s account on the Purchase Date. The Base Commission shall be due and payable on each applicable Purchase Date and shall be debited to Seller’s account with Purchaser. Upon notice to Seller, Purchaser shall have the right in its reasonable discretion at any time to adjust the rate of the Base Commission for future purchases of Accounts based upon collection experience of Accounts previously purchased by Purchaser hereunder.

(b) Seller shall pay to Purchaser a closing fee in the amount of $15,000 which amount is fully earned as of and shall be payable on the date hereof. Seller authorizes Purchaser to debit the closing fee from Seller’s account with Purchaser.

(c) Seller shall pay to Purchaser an administrative fee (the “Administrative Fee”) in the amount of $1,000, which amount shall be payable on each Purchase Date. Seller authorizes Purchaser to debit the Administrative Fee from Seller’s account with Purchaser.

3.2 Purchaser’s Costs and Expenses. Seller shall pay to Purchaser on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of this Agreement, the other Transaction Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) costs and expenses of conducting lien searches and filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, and intangibles taxes, if applicable); (b) costs and expenses of remitting proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Purchaser’s customary charges and fees with respect thereto; (c) costs and expenses of enforcing the provisions of this Agreement and the other Transaction Documents or defending any claims made or threatened against Purchaser arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (d) out-of-pocket expenses and costs incurred by Purchaser during the course of field examinations of Accounts purchased hereunder and Seller’s operations, plus a per diem charge at the rate of $750 per person per day for Purchaser’s examiners in the field and office; and (e) reasonable fees and disbursements of counsel (including legal assistants) to Purchaser in connection with any of the foregoing. Notwithstanding the foregoing, this Section 3.2 is not intended to provide recourse to or a claim against Seller with respect to costs and expenses of Purchaser in seeking recoveries against Account Debtor or pursuing collection of the Accounts and Related Assets purchased hereunder (but the foregoing is not in limitation of any claims of breach or nonperformance of servicing obligations that may be made under other provisions hereof against Seller in its capacity as Servicer, or in limitation of otherwise proper claims for indemnification under Section 11.7 hereof), or with respect to losses solely due to Account Debtor’s financial inability to pay an Account purchased hereunder upon the due date therefor.

SECTION	4 CERTAIN ADDITIONAL AGREEMENTS WITH RESPECT TO THE ACCOUNTS

4.1 Administration of Accounts. Consistent with Purchaser’s ownership of the Accounts purchased hereunder, Purchaser or Servicer, on its behalf, shall have the sole right to service, administer and collect such Accounts. Until Purchaser terminates Servicer’s rights and duties by delivery of a Successor Notice in accordance with Section 6.2 hereof, Servicer shall, on behalf of Purchaser, take all such actions as may be necessary or appropriate to collect Accounts purchased hereunder from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. Servicer shall establish and maintain, at its expense, such blocked accounts (each, a “Blocked Account”) as Purchaser may specify, with such banks as Servicer selects and are reasonably acceptable to Purchaser, into which Servicer shall promptly deposit or cause to be deposited all Collections in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance reasonably satisfactory to Purchaser, providing that all items received or deposited in the Blocked Accounts are the property of Purchaser, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein, and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Purchaser as Purchaser may from time to time designate for such purpose (the “Payment Account”). Seller agrees that all payments made to the Blocked Accounts or other funds received and collected by Purchaser, whether on the Accounts purchased hereunder or as proceeds of other Related Assets or otherwise shall be the property of Purchaser. Servicer and all of its affiliates, subsidiaries, shareholders, directors, employees, and agents shall, acting as trustee for Purchaser, receive, as Purchaser’s property, all Collections which come into their possession or under their control and, on the same Business Day of receipt thereof and identification of such payment to the related Account purchased hereunder, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Purchaser. If Seller receives any Collections, Seller will remit such Collections to Purchaser in kind on the same Business Day of Seller’s receipt thereof and identification of such payment to the related Account purchased hereunder. In no event shall the same be commingled with Seller’s own funds. Seller and Servicer agree to reimburse Purchaser on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Purchaser’s payments to or indemnification of such bank or person. The obligation of Seller to reimburse Purchaser for such amounts pursuant to this Section shall survive the termination of this Agreement.

4.2 Reporting. Servicer shall provide to Purchaser, in form reasonably satisfactory to Purchaser: (a) on a daily basis, a detailed listing of Collections; (b) on a weekly basis, a report by invoice of the Unpaid Balance of Accounts purchased hereunder; (c) on a monthly basis, an aging of Accounts purchased hereunder; (d) on each Purchase Date, copies of invoices, shipping and delivery documents and evidence of customer acceptance with respect to Accounts purchased on such date; (e) upon Purchaser’s reasonable request, copies of customer statements and credit memos, remittance advices and reports, and deposit slips and bank statements, with respect to the Accounts purchased hereunder, Collections, and Related Assets; and (f) such other reports as to the Accounts and Related Assets as Purchaser may request from time to time.

4.3 Accounts Covenants.

(a) Seller shall notify Servicer and Purchaser promptly of: (i) any material delay in Seller’s performance of any of its material obligations to Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by Account Debtor, or any material disputes with Account Debtor, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to Seller relating to the financial condition of Account Debtor and (iii) any event or circumstance which, to the best of Seller’s knowledge, would cause Purchaser to consider any then existing Accounts purchased hereunder as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing, shall be granted to Account Debtor by Servicer without Purchaser’s consent, except in the ordinary course of business in accordance with the Credit and Collection Policies when no Event of Termination has occurred and is continuing. So long as no Event of Termination has occurred and is continuing, Servicer shall settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtor in accordance with Servicer’s business judgment and in accordance with the Credit and Collection Policies. At any time that an Event of Termination has occurred and is continuing, Purchaser shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with

Account Debtor or grant any credits, discounts or allowances and thereby discharge or release Account Debtor or any other party or parties in any way liable for payment thereof without affecting any of Purchaser’s rights against Seller.

(b) Purchaser shall have the right at any time or times, and whether or not a Servicer Transfer Event has occurred, in Purchaser’s name or in the name of a nominee of Purchaser, to verify the validity, amount or any other matter relating to any Account purchased hereunder or Related Asset, by mail, telephone, facsimile transmission or otherwise.

(c) Seller shall deliver or cause to be delivered to Purchaser, with appropriate endorsement and assignment, with recourse to Seller (except with respect to Account Debtor’s financial inability to pay upon the due date for an Account purchased hereunder), all chattel paper and instruments, if any, which Seller now owns or may at any time acquire in connection with any Account purchased hereunder or Related Asset, promptly (but in any event not more than three (3) days) after such Purchaser’s receipt thereof, except as Purchaser may otherwise agree; provided, that, any such endorsement shall be made in such a manner as to not have the effect of recourse to Seller solely for Account Debtor’s financial inability to pay upon the due date for an Account purchased hereunder.

(d) Purchaser may, at any time, (i) to the extent that the notification letter referred to in Section 5.1(d) hereof is deemed in Purchaser’s judgment to be insufficient notice, notify Account Debtor that the Accounts have been purchased by Purchaser, (ii) direct Account Debtor to make payment of Accounts directly to Purchaser or to the Blocked Accounts (and Purchaser shall send copies of such notifications and directions contemporaneously to Seller), (iii) demand, collect or enforce payment of any Accounts, and Purchaser shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action Purchaser may reasonably deem necessary or desirable for the protection of its interests. At Purchaser’s request, all invoices and statements sent to Account Debtor shall state that the Accounts and Related Assets have been purchased by Purchaser and are payable directly and only to Purchaser, and Seller shall deliver to Purchaser such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Purchaser may require.

4.4 Application of Collections. Any payment by Account Debtor in respect of any indebtedness owed by it to Seller shall, except as otherwise specified by Account Debtor or required by the underlying Contract or law, be applied, first, as a Collection of the Unpaid Balance of any Account owing by Account Debtor purchased hereunder in the order of the age of such Accounts, starting with the oldest of such Accounts and, second, to any other indebtedness of Account Debtor.

4.5 Power of Attorney. Seller hereby irrevocably designates and appoints each of Purchaser and Servicer (and all persons designated by Purchaser or Servicer) as Seller’s true and lawful attorney-in-fact, and authorizes each of Purchaser and Servicer, in Seller’s or Purchaser’s or Servicer’s name, to: (a) prepare, file and sign Seller’s name on any proof of claim in bankruptcy or other similar document against Account Debtor, (b) have access to any lockbox or postal box into which Seller’s mail regarding Accounts purchased hereunder is deposited, (c) endorse Seller’s name upon any items of payment or proceeds thereof relating to Accounts purchased hereunder and Related Assets and deposit the same in Purchaser’s account, (d) endorse Seller’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account purchased hereunder or any goods pertaining thereto or any other Related Asset; provided, that, any such endorsement shall be made in such a manner as to not have the effect of recourse to Seller solely for Account Debtor’s financial inability to pay upon the due date for an Account purchased hereunder, (e) sign Seller’s name on any verification of Accounts and notices thereof to Account Debtor permitted hereunder and (f) execute in Seller’s name and file any UCC financing statements or amendments thereto relating to any Account purchased hereunder. Seller hereby releases Purchaser and Servicer and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Purchaser’s or Servicer’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

4.6 Access to Premises. From time to time as requested by Purchaser, at the cost and expense of Seller, (a) Purchaser or its designee shall have complete access to all of Seller’s premises during normal business hours and after notice to Seller, or at any time and without notice to Seller if an Event of Termination has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Accounts and Related Assets and all of Seller’s books and records, including the Records, (b) Seller shall promptly furnish to Purchaser such books and records or extracts therefrom as Purchaser may request, and (c) Purchaser or its designee may use during normal business hours such of Seller’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing, and if an Event of Termination exists or has occurred and is continuing, for the collection of Accounts and realization of other Related Assets and Related Property.

4.7 Authorization for Filing. Seller hereby authorizes Purchaser to file such UCC financing statements and other instruments and documents, and all amendments and continuations thereof, as Purchaser deems necessary or appropriate to evidence and protect Purchaser’s rights with respect to the Accounts and Related Assets purchased hereunder.

SECTION 5    CONDITIONS TO PURCHASES

5.1 Conditions Precedent to Initial Purchase. Each of the following is a condition precedent to Purchaser making the initial purchase hereunder:

(a) Purchaser shall have received, in form and substance satisfactory to Purchaser, a copy of this Agreement duly executed by Seller;

(b) Purchaser shall have received, in form and substance satisfactory to Purchaser, an amendment to the Working Capital Loan Agreement, duly authorized, executed and delivered by Seller, Guarantors, Working Capital Agent and Working Capital Lenders;

(c) Purchaser shall have received, in form and substance satisfactory to Purchaser, a Guarantee from Guarantors guaranteeing the payment and performance of Seller’s obligations under this Agreement;

(d) Purchaser shall have received, in form and substance satisfactory to Purchaser, a notification letter from Purchaser and Seller addressed to Account Debtor, duly authorized, executed and delivered by Seller;

(e) Purchaser shall have received, in form and substance satisfactory to Purchaser, a Deposit Account Control Agreement by and among Purchaser, Seller and each bank where Seller maintains a Blocked Account, in each case, duly authorized, executed and delivered by such bank and Seller (or Purchaser shall be the bank’s customer with respect to such deposit account as Purchaser may specify);

(f) Purchaser shall have received, in form and substance satisfactory to Purchaser, written authorization to file a UCC financing statement naming Seller as debtor/seller and Purchaser as secured party/buyer in respect of the transactions contemplated hereunder;

(g) Purchaser shall have received, in form and substance satisfactory to Purchaser, (i) a proper UCC financing statement naming Seller, as debtor/seller, and Purchaser, as secured party/purchaser, and describing the Accounts and the Related Assets, and (ii) a proper UCC financing statement amendment, naming Trustee, as secured party, and Seller, as debtor, providing for the termination by Trustee of its interests in the Accounts and the Related Assets, and (iii) any other, similar instruments or documents, as may be reasonably necessary or, in the opinion of Purchaser, desirable under the UCC of all reasonably appropriate jurisdictions or any comparable law to perfect Purchaser’s interests in the Accounts and Related Assets;

(h) Purchaser shall have received, in form and substance satisfactory to Purchaser, evidence that the Accounts and Related Assets, upon the purchase by Purchaser hereunder, will be free and clear of all security interests and liens that currently encumber Seller’s assets and property;

(i) Purchaser shall have received, in form and substance satisfactory to Purchaser, an opinion of Winston & Strawn LLP, counsel for Seller and Guarantors, with respect to the matters contemplated by this Agreement and the other Transaction Documents;

(j) Purchaser shall have received, in form and substance satisfactory to Purchaser, a Secretary’s Certificate of Members’ and Managers’ Resolutions, Operating Agreement, Incumbency and Member’s Consent for Seller evidencing the adoption and subsistence of resolutions approving the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents (as hereinafter defined) to which it is a party;

(k) Purchaser shall have received original good standing certificates (or its equivalent) from the Secretary of State (or comparable official) from the jurisdiction of formation of Seller and each jurisdiction where Seller is required to be qualified;

(l) Purchaser shall have received, in form and substance satisfactory to Purchaser, evidence (i) of the execution and delivery by each of the parties thereto of each of the Transaction Documents to be executed and delivered in connection herewith, and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of the Transaction Documents has been satisfied;

(m) all requisite limited liability company action and proceedings in connection with this Agreement shall be satisfactory in form and substance to Purchaser, and Purchaser shall have received all information and copies of all documents, including records of requisite limited liability company action and proceedings which Purchaser may have requested in connection therewith, such documents where requested by Purchaser or its counsel to be certified by appropriate officers or Governmental Authority (and including a copy of the certificate of formation of Seller certified by the Secretary of Seller which shall set forth the same complete limited liability company name of Seller as is set forth herein and such document as shall set forth the organizational identification number of Seller, if one is issued in its jurisdiction of formation);

(n) Purchaser shall have received, in form and substance satisfactory to Purchaser, all consents, waivers, acknowledgments and other agreements from third persons which Purchaser may deem necessary or desirable in order to permit, protect and perfect Purchaser’s security interests in and liens upon the Accounts and Related Assets or to effectuate the provisions of this Agreement and the other Transaction Documents; and

(o) Purchaser shall have received, in form and substance satisfactory to Purchaser, such other documents and instruments as Purchaser shall reasonably request.

5.2 Condition Precedent to all Purchases. Each of the following is an additional condition precedent to each purchase by Purchaser from Seller, including the initial purchase of Accounts, and any future purchase:

(a) all representations and warranties contained herein shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such purchase and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect the purchase of any Accounts, or the consummation of the transactions contemplated pursuant to the terms hereof or has a reasonable likelihood of having a material adverse effect on the financial condition, business, performance, prospects, or operations of Seller or the legality, validity or enforceability of this Agreement; and

(c) no Event of Termination, or event which would become an Event of Termination with notice or the passage of time, shall exist or have occurred and be continuing on and as of the date of the making of such purchase and after giving effect thereto.

SECTION 6    PROVISIONS REGARDING SERVICER

6.1 Appointment of Servicer. Purchaser hereby appoints Servicer to act as its agent on behalf of Purchaser in accordance with this Agreement. Alloys is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer until it receives a Successor Notice.

6.2 Fees.

(a) Servicer shall be entitled to compensation for undertaking the duties of Servicer hereunder in the amount of one-half of one (½%) percent of the gross amount of all Accounts purchased on each Purchase Date which are collected by Servicer (the “Servicing Fee”), which fee shall be payable within two (2) Business Days following the final collection of all of such Accounts.

(b) In the event that any Account purchased on any Purchase Date is collected on any day prior to thirty (30) days following the Purchase Date for such Account, then Servicer shall also be entitled to receive from Purchaser an incentive fee with respect to each such Account at a rate equal to 0.0277% percent of the gross amount of such Account for each day (not to exceed twenty (20) days) prior to the expiration of such thirty (30) day period (the “Incentive Fee”), which fee shall be payable within two (2) Business Days following the final collection of all Accounts purchased on such Purchase Date.

(c) The Servicing Fee and the Incentive Fee are intended as the sole compensation for Servicer’s undertakings hereunder, and Servicer accepts such compensation with the understanding that it is not entitled to reimbursement, from Collections or otherwise, for its out-of-pocket costs and expenses associated with acting as Servicer hereunder.

6.3 Replacement of Servicer. If an Event of Termination occurs (a “Servicer Transfer Event”), then Purchaser may give written notice to Alloys of either the designation of a new Servicer or the assumption directly by Purchaser of all of the Servicer’s rights and duties hereunder (a “Successor Notice”). Upon receipt of a Successor Notice, Alloys agrees to terminate its activities as Servicer and proceed promptly and in good faith to facilitate the transition of such activities to a new Servicer or Purchaser, as Purchaser may elect.

SECTION 7     REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of purchases of Accounts:

(a) Power and Authority, Due Authorization. Seller (i) has all necessary power, authority and legal right (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, and (C) to sell and assign the Accounts and Related Assets on the terms and conditions herein provided, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents and the sales and assignments described in clause 7.1(a)(i)(C) above.

(b) Valid Sale, Binding Obligations. (i) This Agreement constitutes a valid sale, transfer, and assignment to Purchaser of all Accounts and Related Assets sold hereunder, enforceable against creditors of, and purchasers from, Seller, and (ii) this Agreement constitutes, and each Transaction Document to be signed by Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except, in the case of this subsection (b), as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of formation or operating agreement of Seller, or any material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any properties of Seller pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller or any of its properties.

(d) No Proceedings. There are no proceedings or investigations pending, or to Seller’s knowledge threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of any Accounts or any Related Assets under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on Seller’s business, assets, prospects, or condition (financial or otherwise), or on Seller’s ability to perform its agreements and obligations under the Transaction Documents.

(e) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(f) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is a party, except for (i) the filing of the UCC financing statements referred to in Section 5, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, all of which, at the time required, shall have been duly made and shall be in full force and effect.

(g) Quality of Title. (i) Each Account proposed to be purchased hereunder, together with the related Contract and all purchase orders and other agreements related to such Account, are owned by Seller free and clear of any Lien (other than (A) Liens of Working Capital Collateral Agent for itself and on behalf of Working Capital Lenders or Liens of Trustee which Liens, pursuant to the Working Capital Loan Agreement and the Indenture, respectively, shall be released on each Purchase Date with respect to the Accounts purchased on such date and (B) Liens arising solely as the result of any action taken by Purchaser); (ii) when Purchaser makes a purchase hereunder, it shall have acquired good and marketable ownership of the purchased Accounts, the Related Assets, and Collections with respect thereto, free and clear of any Lien (other than any Lien arising as the result of any action taken by Purchaser); and (iii) with respect to any Account purchased hereunder and the Related Assets relating thereto transferred by Seller to Purchaser hereunder, Purchaser shall have given reasonably equivalent value to Seller for such transfer, and no such transfer shall have been made on account of an antecedent debt owed by Seller to Purchaser or shall be voidable under any Section of the Bankruptcy Code.

(h) Eligible Accounts. With respect to each Account purchased hereunder: (i) such Account was on the Purchase Date and continues to be as to any Unpaid Balance thereof an Eligible Account; and (ii) none of the transactions giving rise thereto will violate in any material respect any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(i) Unpaid Balance. With respect to each Account purchased hereunder: (i) the amounts shown on any invoice delivered by Seller to Purchaser or Servicer or schedule thereof or report delivered to Purchaser or Servicer by Seller shall be true and complete, (ii) no payments have been made thereon except payments received by Purchaser or Servicer pursuant to the terms of this Agreement, (iii) no credit, discount, allowance, extension or retainage or agreement for any of the foregoing has been granted to Account Debtor except as reported to Purchaser and made in accordance with this Agreement, and (iv) there shall have been no setoffs, deductions, retainages, contras, defenses, counterclaims or disputes existing or asserted with respect thereto (other than the defense of actual payment of the amounts due) except as reported to Purchaser.

(j) Accurate Reports. No information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Seller or Servicer to Purchaser or Servicer in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished, or contained or (in the case of information or other materials to be furnished in the future) will contain any material misstatement of fact or omitted or (in the case of information or other materials to be furnished in the future) will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(k) Name; State of Organization; Chief Executive Office.

(i) The exact legal name of Seller is as set forth on the signature page of this Agreement. Seller has not, during the five (5) years prior to the date of this Agreement,

been known by or used any other limited liability company or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

(ii) The chief executive office and mailing address of Seller and Seller’s Records concerning Accounts are located only at the address of Alloys identified in Section 11.8 hereof.

(l) Servicing Programs. No license or approval is required for Purchaser’s use of any program used by Servicer in the servicing of the Accounts, other than those which have been obtained and are in full force and effect.

(m) Solvency. Immediately after giving effect to each sale now or hereafter made pursuant to this Agreement and the other Transaction Documents, Seller will be Solvent. For purposes of this Section 6.1(m), “Solvent” means, at any time:

(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii) such Person does not intend to incur, or believe that it would incur, debts that would be beyond such Person’s ability to pay as such debts mature;

(iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business; and

(v) such Person is “solvent” within the meaning given that term under applicable laws relating to fraudulent conveyance.

SECTION 8     COVENANTS

8.1 Affirmative Covenants. From the date hereof until the first day following the Termination Date on which Purchaser’s Total Investment shall have been reduced to zero, Seller will:

(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Accounts and related Contracts.

(b) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Accounts in the event of the destruction of the originals thereof), and keep and maintain all documents, banks, records and other information, reasonably necessary or advisable for the collection of all Accounts purchased hereunder (including, without limitation, records adequate to permit the daily identification of each Account purchased hereunder and all Collections of and adjustments to each such Account). Additionally, Seller will mark or designate within its internal books and records relating to Accounts, in a manner sufficient to identify that the same have been purchased hereunder, such Accounts as have been sold and purchased hereunder.

(c) Performance and Compliance with Contracts. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Accounts purchased hereunder and all purchase orders and other agreements related to such Accounts to the same extent as if the Accounts had not been purchased hereunder, and the exercise by Purchaser (or any of its assignees) of its rights hereunder shall not relieve Seller from such obligations.

(d) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records concerning the Accounts purchased hereunder, all related Contracts and all purchase orders and other agreements related to such Accounts (and all original documents relating thereto), at the addresses referred to in Section 11.8 hereof or, upon thirty (30) days’ prior written notice to Purchaser, at such other locations in jurisdictions where all action required to perfect Purchaser’s interests hereunder shall have teen taken and completed. Additionally, Seller will not make any of the books, records or documents that relate to the Accounts purchased hereunder available in any manner to any third party (including, without limitation, any creditor or potential creditor of Seller) without a disclosure that such assets have been sold to Purchaser.

(e) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policies in regard to each Account purchased hereunder and the related Contract.

(f) Information. Promptly supply Servicer with the information necessary for Servicer to prepare each report required to be delivered hereunder.

(g) Use of Proceeds. For as long as Purchaser may reasonably require, use the proceeds from the sale of Accounts hereunder in the manner required by the Working Capital Financing Agreements and the Indenture.

(h) Further Assurances. At the request of Purchaser or Servicer at any time and from time to time, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain, enforce, and otherwise effectuate the provisions or purposes of this Agreement or any of the other Transaction Documents.

8.2 Negative Covenants. From the date hereof until the first day following the Termination Date on which Purchaser’s Total Investment shall have been reduced to zero, Seller will not:

(a) Accounting of Purchases. Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of Accounts and the Related Assets by Seller to Purchaser.

(b) Changes of Location. Change the jurisdiction in which it is organized unless it has given Purchaser not less than thirty (30) days’ prior written notice of its new jurisdiction of organization and any change in its name or form of organization in connection therewith.

SECTION 9    EVENTS OF TERMINATION; REMEDIES

9.1 Events of Termination. Each of the following shall be an “Event of Termination” hereunder:

(a) Servicer or Seller fails to make an payment hereunder or fails to deposit or remit any Collections as and when required hereunder or Servicer or Seller fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Transaction Documents to which it is a party;

(b) any representation, warranty or statement of fact made by Seller or Servicer to Purchaser in this Agreement, the other Transaction Documents or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor terminates or fails in any material respect to perform any of the terms, covenants, conditions or provisions of the guarantee of Guarantors in favor of Purchaser;

(d) Seller or Servicer dissolves or suspends or discontinues doing business;

(e) Seller or Servicer makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or Seller or Servicer becomes insolvent (however defined or evidenced);

(f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Seller, Servicer, or any Guarantor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing, or Seller, Servicer, or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its or his consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Seller, Servicer, or any Guarantor for all or any part of its property;

(h) any Event of Default, or event which with notice or the passage of time or both, would become an Event of Default, under and as defined in the Indenture or the Working Capital Financing Agreements, or any agreement securing or guaranteeing payment of the Senior Secured Notes or the amounts due under the Working Capital Financing Agreements,

(i) any default by Seller, Servicer, or any Guarantor under any agreement, document or instrument relating to any other indebtedness for borrowed money owing to any person other than the Working Capital Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than the Working Capital Lenders, in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Seller, Servicer, or any Guarantor under any material contract, lease, license or other obligation to any Person other than the Working Capital Lenders, which default continues for more than the applicable cure period, if any, with respect thereto; or

(j) the Working Capital Financing Agreements shall expire or terminate.

9.2 Remedies. Upon the occurrence of the Termination Date, Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of the Termination Date shall not deny Purchaser any remedy in addition to termination of the purchase facility hereunder to which Purchaser may be otherwise appropriately entitled, whether at law or equity.

SECTION 10     TERMINATION

Upon the occurrence of any Event of Termination (other than an Event of Termination described in Section 9.1(d), (e), (f), or (g)), Purchaser may, by written notice to Servicer and Seller, declare the Termination Date to have occurred. Upon the occurrence of an Event of Termination described in Section 9.1(d), (e), (f), (g) or (i) the Termination Date shall occur automatically.

SECTION 11     TERM OF AGREEMENT, MISCELLANEOUS

11.1 Term. This Agreement shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the “Termination Date”. Purchaser may, at its option, terminate this Agreement at any time on or after an Event of Termination.

11.2 Interpretative Provisions.

(a) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(b) All references to any Purchaser or Seller pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(c) The words “hereof”, “herein”, “hereunder “, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(e) An Event of Termination shall exist or continue or be continuing until such Event of Termination is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Purchaser, if such Event of Default is capable of being cured as determined by Purchaser.

(f) All references to the term “good faith” used herein when applicable to Purchaser shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Seller shall have the burden of proving any lack of good faith on the part of Purchaser alleged by Seller at any time.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Group and its subsidiaries most recently received by Purchaser prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanatory note or language, including any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or otherwise.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “ until” each mean “to but excluding” and the word “through” means “ to and including”.

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement is the result of negotiations among and have been reviewed by counsel to Seller and the other parties, and are the products of all parties. Accordingly, this Agreement shall not be construed against Purchaser merely because of Purchaser’s involvement in its preparation.

11.3 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Transaction Documents and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Seller, Servicer, and Purchaser irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any, of the other Transaction Documents or m any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Transaction Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Purchaser shall have the right to bring any action or proceeding against Seller or Servicer or its property in the courts of any other jurisdiction which Seller or Servicer deems necessary or appropriate in order to enforce its rights against Seller or Servicer or its property).

(c) Seller and Servicer hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Purchaser’s option, by service upon Seller or Servicer in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Seller or Servicer shall appear in answer to such process, failing which Seller or Servicer shall be deemed in default and judgment may be entered by Purchaser against Seller or Servicer for the amount of the claim and other relief requested.

(d) SERVICER, SELLER AND PURCHASER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. SERVICER, SELLER AND PURCHASER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SERVICER, SELLER OR PURCHASER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Purchaser shall not have any liability to Seller or Servicer (whether in tort, contract, equity or otherwise) for losses suffered by Seller or Servicer in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Purchaser, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Purchaser shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

11.4 Waiver of Notices. Seller and Servicer hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Accounts and Related Assets, and any and all other demands and notices of any kind or nature whatsoever with respect to the Accounts and Related Assets, and this Agreement, except such as are expressly provided for herein. No notice to or demand on Seller and Servicer which Purchaser may elect to give shall entitle Seller or Servicer to any other or further notice or demand in the same, similar or other circumstances.

11.5 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Purchaser. Purchaser shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Purchaser. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Purchaser of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Purchaser would otherwise have on any future occasion, whether similar in kind or otherwise.

11.6 Waiver of Counterclaims. Seller and Servicer waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Accounts, the Related Assets, or any matter arising therefrom or relating hereto or thereto.

11.7 Indemnification. Seller and Servicer shall, jointly and severally, indemnify, defend and hold Purchaser, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Transaction

Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel (provided, that Seller and Servicer shall not be liable for such indemnification with respect to any loss that is determined by a final and non-appealable judgment or court order binding on Purchaser to have resulted from Purchaser’s gross negligence or willful misconduct). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Seller and Servicer shall pay the maximum portion which it is permitted to pay under applicable law to Purchaser in satisfaction of indemnified matters under this Section. Nothing contained in this Section 11.7 shall be deemed to modify the nature of the sales of Accounts contemplated hereunder or to impose any liability on Seller or Servicer with respect to the Accounts purchased hereunder, except as expressly set forth in this Agreement. The foregoing indemnity shall survive the termination of this Agreement.

11.8 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Seller:	Wise Alloys LLC International Tower Building 857 Elkridge Landing Road, Suite 600 Linthicum, Maryland 21090 Attention: Mr. Dan Mendelson Telecopy No.: (410) 636-0856

with a copy to:	Winston & Strawn LLP 1400 L Street, NW Washington, DC 20005 Attention: Faton A. Bacaj, Esq. Telecopy No.: (202) 371-5950

If to Purchaser:	Congress Financial Corporation 1133 Avenue of the Americas New York, New York 10036 Attn: Portfolio Manager — Wise Alloys LLC Telecopy No.: (212) 545-4283

11.9 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

11.10 Successors. This Agreement, the other Transaction Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Purchaser, Seller, Servicer, and their respective successors and assigns, except that neither Seller nor Servicer may assign any of their rights or obligations under this Agreement, the other Transaction Documents and any other document referred to herein or therein without the prior written consent of Purchaser. Purchaser may, after notice to Seller and Servicer, assign its rights and delegate its obligations under this Agreement and the other Transaction Documents and further may assign all or any part of the Accounts and Related Assets or any other interest herein to another financial institution or other person, in which event, the assignee shall have, to the extent of such assignment, the same rights as it would have if it were the Purchaser hereunder, except as otherwise provided by such assignment.

11.11 Entire Agreement. This Agreement, the other Transaction Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning fit matter hereof and thereof between the parties hereto, and supersede all other priorities, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

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IN WITNESS WHEREOF, Purchaser and Seller have caused the presents to be duly execrated as of the day and year first above written.

PURCHASER		SELLER

CONGRESS FINANCIAL CORPORATION		WISE ALLOYS LLC, individually and as Servicer

By:	/S/ MARC BREIER	By:	/S/ DANNY MENDELSON
Title:	First Vice President	Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED
AS TO SECTION 2.4(b)

CONGRESS FINANCIAL CORPORATION,
as Working Capital Collateral Agent

By:	/S/ MARC BREIER
Title:	First Vice President